Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of Black Diamond, Inc.:

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 and related prospectus of Black Diamond, Inc. (formerly, Clarus Corporation) of our report dated February 10, 2010 (except for Note 15 as to which the date is May 13, 2010) with respect to the balance sheets of Gregory Mountain Products, Inc. as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2009 and for the period from March 15, 2008 (inception) to December 31, 2008, and our report dated May 14, 2009 (except for Note 14 as to which the date is May 13, 2010) with respect to the balance sheets of Gregory Mountain Products, Inc. as of December 31, 2008 (Successor), March 15, 2008 (Successor), and December 31, 2007 (Predecessor), and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from March 15, 2008 to December 31, 2008 (Successor), the period from January 1, 2008 to March 14, 2008 (Predecessor), and the year ended December 31, 2007 (Predecessor), appearing in the Current Report on Form 8-K of Black Diamond, Inc. (formerly, Clarus Corporation) filed with the Securities and Exchange Commission on June 4, 2010. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.
Burr Pilger Mayer, Inc.
San Francisco, California
January 28, 2011